Exhibit 99.1

Media contacts:
Amylin — Alice Izzo
Phone: (858) 642-7272
Cell: (858) 232-9072
Email: alice.izzo@amylin.com

Lilly — Kindra Strupp
Phone: (317) 277-5170
Cell: (317) 554-9577
Email: kstrupp@lilly.com

Alkermes — Rebecca Peterson
Phone: (781) 609-6378
Cell: (617) 899-2447
Email: rebecca.peterson@alkermes.com

DURATION-6 Top-Line Study Results Announced

SAN DIEGO, INDIANAPOLIS and WALTHAM, Mass. — March 3, 2011 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN), Eli Lilly and Company (NYSE: LLY) and Alkermes, Inc. (Nasdaq: ALKS) today announced top-line results from DURATION-6, a head-to-head study designed to compare weekly BYDUREON™ (exenatide extended-release for injectable suspension), an investigational type 2 diabetes therapy, to daily Victoza® (liraglutide (rDNA origin) injection). Both drugs are members of the class of type 2 diabetes medications known as glucagon-like peptide-1 (GLP-1) receptor agonists.

This open-label 26-week, multicenter clinical study compared BYDUREON (2 mg weekly) to Victoza administered at the maximum approved dose of 1.8 mg daily. The study was designed to measure A1C, an assessment of average blood sugar, and to evaluate safety and tolerability.

Results showed that patients receiving BYDUREON experienced a reduction in A1C of 1.3 percentage points from baseline, compared to a reduction of 1.5 percentage points for Victoza. BYDUREON did not meet the pre-specified primary endpoint of non-inferiority to Victoza.

More than 85 percent of patients in both treatment arms completed the study. Gastrointestinal adverse events occurred more frequently among Victoza patients (nausea reported among 20 percent of patients, vomiting 11 percent, diarrhea 13 percent) compared with BYDUREON patients (nausea 9 percent, vomiting 4 percent, diarrhea 6 percent). Injection site nodule occurred more frequently among BYDUREON users (10 percent) compared with Victoza users (1 percent). There were no major hypoglycemia events in either treatment group.

Further evaluation of this data set is underway and, when complete, the companies plan to submit the full study results for publication.

“While this study did not meet its primary endpoint, these results reinforce the important role of GLP-1 receptor agonists in the treatment of type 2 diabetes,” said Gwen Krivi, M.D., vice president, product development, Lilly Diabetes. “This is the sixth DURATION study showing once-weekly BYDUREON had a significant A1C reduction from baseline. If approved, BYDUREON could provide millions of patients a once-weekly treatment option.”

BYDUREON (pronounced by-DUR-ee-on) is the proposed brand name for exenatide once weekly. It is an investigational, extended-release medication for type 2 diabetes designed to deliver continuous therapeutic levels of exenatide in a single weekly dose. BYDUREON is a once-weekly formulation of exenatide, the active ingredient in BYETTA® (exenatide) injection, which has been available in the U.S. since June 2005 and is used in more than 70 countries worldwide to improve glycemic control in adults with type 2 diabetes.

The New Drug Application for BYDUREON was submitted to the U.S. Food and Drug Administration (FDA) in 2009. The FDA issued a complete response letter and requested further data in October 2010. The companies plan to submit a response in the second half of 2011.

Study Design

DURATION-6 is the sixth in a series of studies comparing BYDUREON to other type 2 diabetes medications. The 26-week, head-to-head, open-label, superiority study enrolled approximately 900 patients in 19 countries outside the U.S. with type 2 diabetes who were not achieving adequate A1C control with diet and exercise in conjunction with metformin, a sulfonylurea, metformin plus a sulfonylurea or metformin plus Actos® (pioglitazone HCI). Patients had an average type 2 diabetes diagnosis of more than eight years. The patients were randomized to receive subcutaneous injection of either BYDUREON (2 mg, once per week) (n=461) or Victoza (forced titration to 1.8 mg, once per day) (n=451). The primary endpoint was reduction in A1C, while secondary endpoints included change in body weight along with other parameters of glucose control, cardiovascular health and safety and tolerability.

About Diabetes

Diabetes affects nearly 26 million people in the U.S. and an estimated 285 million adults worldwide.(i),(ii)  Approximately 90-95 percent of those affected have type 2 diabetes. Diabetes costs approximately $174 billion per year in direct and indirect medical expenses.(iii)

According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen.(iv) In addition, 85 percent of type 2 diabetes patients are overweight and 55 percent are considered obese.(v) Data indicate that weight loss (even a modest amount) supports patients in their efforts to achieve and sustain glycemic control.(vi),(vii)

About BYETTA® (exenatide) injection

BYETTA was the first GLP-1 receptor agonist to be approved by the FDA for the treatment of type 2 diabetes. BYETTA exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 improves blood sugar after food intake through multiple effects that work in concert on the stomach, liver, pancreas and brain.

BYETTA is an injectable prescription medicine that may improve blood sugar (glucose) control in adults with type 2 diabetes mellitus, when used with a diet and exercise program. BYETTA is not insulin and should not be taken instead of insulin. BYETTA is not currently recommended to be taken with insulin. BYETTA is not for people with type 1 diabetes or people with diabetic ketoacidosis. BYETTA has not been studied in people who have pancreatitis.

BYETTA provides sustained A1C control and low incidence of hypoglycemia when used alone or in combination with metformin or a thiazolidinedione, with potential weight loss (BYETTA is not a weight-loss product). BYETTA was approved in the U.S. in April 2005 and has been used by more than 1.5 million patients since its introduction. See important safety information below. Additional information about BYETTA is available at www.BYETTA.com.

Important Safety Information for BYETTA® (exenatide) injection

Based on post-marketing data, BYETTA has been associated with acute pancreatitis, including fatal and non-fatal hemorrhagic or necrotizing pancreatitis. The risk for getting low blood sugar is higher if BYETTA is taken with another medicine that can cause low blood sugar, such as a sulfonylurea. BYETTA should not be used in people who have severe kidney problems, and should be used with caution in people who have had a kidney transplant. Patients should talk with their healthcare provider if they have severe problems with their stomach, such as delayed emptying of the stomach (gastroparesis) or problems with digesting food. Severe allergic reactions can happen with BYETTA.

The most common side effects with BYETTA include nausea, vomiting, diarrhea, dizziness, headache, feeling jittery, and acid stomach. Nausea most commonly happens when first starting BYETTA, but may become less over time.

These are not all the side effects from use of BYETTA. A healthcare provider should be consulted about any side effect that is bothersome or does not go away.

For additional important safety information about BYETTA, please see the full Prescribing Information (www.BYETTA.com/pi) and Medication Guide (www.BYETTA.com/mg).

About Amylin, Lilly and Alkermes

Amylin, Lilly and Alkermes are working together to develop BYDUREON, a subcutaneous injection of exenatide for the treatment of type 2 diabetes based on Alkermes’ proprietary Medisorb® technology for long-acting medications. BYDUREON is not currently approved by any regulatory agency.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego.

Through a long-standing commitment to diabetes care, Lilly provides patients with breakthrough treatments that enable them to live longer, healthier and fuller lives. Since 1923, Lilly has been the industry leader in pioneering therapies to help healthcare professionals improve the lives of people with diabetes, and research continues on innovative medicines to address the unmet needs of patients.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs.

Alkermes, Inc. is a fully integrated biotechnology company committed to developing innovative medicines to improve patients’ lives. Alkermes’ robust pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Headquartered in Waltham, Mass., Alkermes has a research facility in Massachusetts and a commercial manufacturing facility in Ohio.

This press release contains forward-looking statements about Amylin, Lilly and Alkermes. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYDUREON may not be approved by the FDA and/or the European Commission as soon as anticipated or at all; the companies’ response to the FDA’s complete response letter may not be submitted in a timely manner and/or the information provided in such response may not satisfy the FDA; the FDA may request additional information prior to approval; BYETTA and/or the approval of BYDUREON and  future revenues from BYDUREON, if approved, and/or BYETTA (exenatide for injection) may be affected by competition; unexpected new data; safety and technical issues; clinical trials, including the clinical trial mentioned in this press release, not being completed in a timely manner, not confirming previous results, not being predictive of real world use or not achieving the intended clinical endpoints; label expansion requests or NDA filings not receiving regulatory approval; the commercial launch of BYDUREON being delayed; or manufacturing and supply issues. The potential for BYETTA and/or BYDUREON may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the development and commercialization of pharmaceutical products including those inherent in the collaboration with and dependence upon Amylin, Lilly and/or Alkermes. These and additional risks and uncertainties are described more fully in Amylin’s, Lilly’s and Alkermes’ most recent SEC filings including their Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Amylin, Lilly and Alkermes undertake no duty to update these forward-looking statements.

BYDUREON™ and BYETTA® are trademarks of Amylin Pharmaceuticals, Inc., and Medisorb® is a registered trademark of Alkermes, Inc. All other marks are the marks of their respective owners.

P-LLY

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(i) Diabetes Statistics. American Diabetes Association. Available at: http://www.diabetes.org/diabetes-basics/diabetes-statistics/. Accessed March 2, 2011.

(ii) The International Diabetes Federation Diabetes Atlas. Available at: http://www.diabetesatlas.org/content/some-285-million-people-worldwide-will-live-diabetes-2010. Accessed March 2, 2011.

(iii) Direct and Indirect Costs of Diabetes in the United States. American Diabetes Association. Available at: http://www.diabetes.org/how-to-help/action/resources/cost-of-diabetes.html. Accessed March 2,2011.

(iv) Saydah SH, Fradkin J and Cowie CC. Poor control of risk factors for vascular disease among adults with previously diagnosed diabetes. JAMA. 2004;291:335-42.

(v) Bays HE, Chapman RH, Grandy S. The relationship of body mass index to diabetes mellitus, hypertension and dyslipidaemia: comparison of data from two national surveys. Int J Clin Pract. 2007;61:737-47.

(vi) Nutrition Recommendations and Interventions for Diabetes: a position statement of the American Diabetes Association. Diabetes Care. 2007;30 Suppl 1:S48-65.

(vii) Anderson JW, Kendall CW, Jenkins DJ. Importance of weight management in type 2 diabetes: review with meta-analysis of clinical studies. J Am Coll Nutr. 2003;22:331-9.